SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 1, 2009

Adventure Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	333-154799	26-2317506
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

33 6th Street South, Suite 600, St Petersburg, FL 33701
 (Address of principle executive offices)

(727) 482-1505
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Richard A. Friedman, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 1, 2009, Adventure Energy, Inc. (the “Company”) entered into an employment agreement (the “WA Agreement”) with its President, Wayne Anderson. Pursuant to the WA Agreement, Mr. Anderson will serve as President and also serve in the capacity as Secretary and Treasurer until such time as the Company employs other persons to serve in such capacities. The WA Agreement provides for a term of 3 years commencing on April 1, 2009 and terminating on March 31, 2012. The WA Agreement also provides for a salary of $120,000 with annual increases of the lesser of 10% or the percentage increase in the CPI plus 3%. The WA Agreement provides for the grant of an option upon execution of the WA Agreement, to purchase 500,000 shares of common stock at a price of $.25, and annual grants of 250,000 on May 1 throughout the duration of the Term at an average price of $.75. Pursuant to the WA Agreement, Mr. Anderson received 2,000,000 shares of the Company’s common stock upon execution and a sign on bonus of $50,000.  The WA Agreement provides that in the event of the death of Mr. Anderson, the Company shall pay the sum of any accrued and unpaid salary for a 1year period following the death and any performance bonus that would have been paid during such 1 year period. In the event of Mr. Anderson’s incapacity, the Company may terminate Mr. Anderson’s employment and shall pay any accrued and unpaid salary for a 1 year period less any amounts received by Mr. Anderson under any disability insurance policy maintained by the Company and any performance bonus that would have been paid during such 1 year period. In the event of a termination of Mr. Anderson by the Company for cause, as defined in the WA Agreement, the Company shall be obligated to pay accrued and unpaid salary and unreimbursed business expenses through the date of the termination. In the event of a termination by the Company without cause, which may be effected by 30 days prior written notice to Mr. Anderson, the Company shall continue to pay the salary for a period of 1 year from the termination date, any unreimbursed business expenses and any performance bonuses for the contract year in which the termination occurs. In the event Mr. Anderson terminates the WA Agreement for good reason, as defined in the WA Agreement, Mr. Anderson will be entitled to such compensation as he would be paid in the event of a termination without cause. The WA Agreement also contains customary indemnification, non-compete and confidentiality provisions.

Effective April 1, 2009, the Company entered into an employment agreement (the “JA Agreement”) with Jim Anderson pursuant to which Mr. Mr. Anderson will serve as its Vice-President. The JA Agreement provides for a term of 3 years commencing on April 1, 2009 and terminating on March 31, 2012. The JA Agreement also provides for a salary of $60,000 with annual increases of the lesser of 10% or the percentage increase in the CPI plus 3%. The JA Agreement provides for the grant of an option upon execution of the JA Agreement, to purchase 250,000 shares of common stock at a price of $.25, and annual grants of 125,000 on May 1 throughout the duration of the Term at an average price of $.75. Pursuant to the JA Agreement, Mr. Anderson received 1,000,000 shares of the Company’s common stock upon execution and a sign on bonus of $25,000.  The JA Agreement provides that in the event of the death of Mr. Anderson, the Company shall pay the sum of any accrued and unpaid salary for a 1year period following the death and any performance bonus that would have been paid during such 1 year period. In the event of Mr. Anderson’s incapacity, the Company may terminate Mr. Anderson’s employment and shall pay any accrued and unpaid salary for a 1 year period less any amounts received by Mr. Anderson under any disability insurance policy maintained by the Company and any performance bonus that would have been paid during such 1 year period. In the event of a termination of Mr. Anderson by the Company for cause, as defined in the JA Agreement, the Company shall be obligated to pay accrued and unpaid salary and unreimbursed business expenses through the date of the termination. In the event of a termination by the Company without cause, which may be effected by 30 days prior written notice to Mr. Anderson, the Company shall continue to pay the salary for a period of 1 year from the termination date, any unreimbursed business expenses and any performance bonuses for the contract year in which the termination occurs. In the event Mr. Anderson terminates the JA Agreement for good reason, as defined in the JA Agreement, Mr. Anderson will be entitled to such compensation as he would be paid in the event of a termination without cause. The JA Agreement also contains customary indemnification, non-compete and confidentiality provisions.

Jim Anderson is the father of Wayne Anderson.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Wayne Anderson and Adventure Energy, Inc. dated as of April 1, 2009.

10.2	Employment Agreement between Jim Anderson and Adventure Energy, Inc. dated as of April 1, 2009

SIGNATURE

 Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adventure Energy, Inc.

Date: July 7, 209	By:	/s/ Wayne Anderson
Wayne Anderson
President